UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 25, 2011
MEDIACOM COMMUNICATIONS CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State of incorporation)	0-29227 (Commission File No.)	06-1566067 (IRS Employer Identification No.)
100 Crystal Run Road
Middletown, New York 10941
(Address of principal executive offices)
Registrant’s telephone number: (845) 695-2600
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.
     On February 25, 2011, Mediacom Communications Corporation issued a press release announcing its preliminary, unaudited financial and operating highlights for the three months and year ended December 31, 2010. A copy of the press release is being furnished as Exhibit 99.1 to this report and incorporated herein by reference.
     The press release contains disclosure of adjusted operating income before depreciation and amortization (“Adjusted OIBDA”), which is not a measure of performance calculated in accordance with generally accepted accounting principles (GAAP) in the United States. A reconciliation of Adjusted OIBDA to the most directly comparable financial measure calculated and presented in accordance with GAAP is presented on page 2 of the press release.
     Adjusted OIBDA is one of the primary measures used by management to evaluate our performance and to forecast future results. We believe Adjusted OIBDA is useful for investors because it enables them to assess our performance in a manner similar to the methods used by management, and provides a measure that can be used to analyze value and compare the companies in the cable industry. A limitation of Adjusted OIBDA, however, is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management utilizes a separate process to budget, measure and evaluate capital expenditures. In addition, Adjusted OIBDA also has the limitation of not reflecting the effect of our non-cash, share-based compensation charges. We believe that excluding share-based compensation allows investors to better understand our performance without the effects of these obligations that are not expected to be settled in cash. Adjusted OIBDA may not be comparable to similarly titled measures used by other companies, which may have different depreciation and amortization policies, as well as different share-based compensation programs.
     Adjusted OIBDA should not be regarded as an alternative to operating income or net income (loss) as indicators of operating performance nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to Adjusted OIBDA.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits:

Exhibit No.	Description
99.1	Press release issued by the Registrant on February 25, 2011

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: February 25, 2011

Mediacom Communications Corporation
By:	/s/ Mark E. Stephan
Mark E. Stephan
Executive Vice President and Chief Financial Officer